Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2012 with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Ellie Mae, Inc. and subsidiaries, which is incorporated by reference in this Registration Statement and related Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

San Francisco, California

June 20, 2012